Exhibit 10.20

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

UNREAL® ENGINE 4

LICENSE AGREEMENT

This Agreement is entered into on August 11, 2020 (the “Effective Date”) by and between Epic Games International S.à r.l., a Luxembourg Société á Responsibilité Limitée, having its principal business offices at Atrium Business Park, 33 rue du Puits Romain, L8070 Bertrange, Grand-Duchy of Luxembourg, acting through its Swiss branch, having its principal business offices at Platz 3, 6039 Root, Switzerland (“Epic”), and MS Gaming Development, LLC , a Russian limited liability company with offices at Myasnitsakaya st., 17 building 1, 4th floor, office 37, Moscow, Russian Federation 101000 (“Licensee”).

RECITALS

Epic has developed a proprietary computer program known as the Unreal Engine 4 and grants to certain individuals and organizations nonexclusive licenses to use the Unreal Engine 4 in object and source code form for the development of specific products.

Licensee desires to enter into a nonexclusive, nontransferable and terminable license agreement with Epic pursuant to which Licensee will devote its best efforts to develop, market, and sublicense certain products using the Unreal Engine 4 and Third Party Software.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual covenants and conditions herein contained, Epic and Licensee agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the terms set forth below shall be defined as follows:

a. The term “Active Development Period” means the period from the Effective Date to [***].

b. The term “Affiliate” means any person or entity that, either directly or indirectly, controls, is under common control with, or is controlled by a party to this Agreement, whether such control is exercised by voting rights or otherwise.

c. The term “Authorized Platform” means each of the hardware platforms listed on Exhibit A.

d. The term “Authorized Product” means the software product identified on Exhibit A through Exhibit A.X as the “Authorized Product” (increment X+1 for each additional Authorized Product) and developed for operation on the Authorized Platform.

e. The term “Derivative Technology” means a work of authorship (including software) that is based upon all or any portion of the Licensed Technology, such as a translation, modification, correction, addition, extension, upgrade, improvement, adaptation, abridgment, recasting, transformation, or elaboration.

f. The term “Editing Tools” means the Editor and any tools based upon all or any portion of the Editor.

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g. The term “Editor” means the Unreal Engine editor and other tools associated with the Unreal Engine 4 which Epic chooses to make available to Licensee or its other Unreal Engine 4 licensees, including modules found with the Editor and Developer source code folders, in each case for the Authorized Platform.

h. The term “Enhancements” means any software developed by Licensee, for use in conjunction with the Licensed Technology in the development of the Authorized Product and which is not a Derivative Technology.

i. The term “Epic Marketplace” means the digital marketplace maintained by Epic or its Affiliates in connection with the Unreal Engine 4.

j. The term “Epic Trademarks” means the trademarks, service marks, trade names, and logos associated with Epic and its Affiliates and their games and other intellectual property, including the Unreal® Engine.

k. The term “Hosting Costs” means the actual and verifiable costs related to Authorized Product delivery and multi-player network play. All other hosting-related costs, including cloud rendering solutions and online store hosting, are excluded.

l. The term “Initial License Fee” has the meaning set forth in Section 3(a).

m. The term “Intellectual Property Rights” means any and all tangible and intangible and now known or hereafter existing (i) rights associated with works of authorship throughout the world, including copyrights, moral rights, and mask-works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, designs, algorithms, and other industrial property rights; (v) all other intellectual and proprietary rights (of every kind and nature throughout the world and however designated) (including logos, character rights, “rental” rights, and moral rights), whether arising by operation of law, contract, license, or otherwise; and (vi) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof (including rights in any of the foregoing).

n. The term “License Fee Royalty” has the meaning as set forth in Section 3(b).

o. The term “Licensed Technology” means (i) the proprietary computer software program known as the Unreal Engine 4 specifically for the Authorized Platform, (ii) the Editor, and (iii) any Updates. Licensed Technology shall include Third Party Software other than where expressly excluded in this Agreement. Any artwork or other content assets that may be provided to Licensee as an example by Epic are expressly excluded from Licensed Technology.

p. The term “Product Revenue” means:

(i)	(A) any and all amounts paid to or received by Licensee or any of its Affiliates by or from any source including, but not limited to, retail or electronic publishers or distributors (e.g., Apple, Microsoft, Sony, Valve Corporation, IGN, Best Buy, etc.) and advertising networks, in connection with or related to the Authorized Product, including, without limitation, any amounts from or related to Authorized Product sales, subscriptions, online play, in-product advertisements, downloadable content, purchase of virtual currency for the Authorized Product , in-product purchases that are not purchased with virtual currency, and purchases outside of the product for content or services related to the Authorized Product, less (only in cases where Licensee self-publishes the Authorized Product, and only to the extent that the following are not already deducted from the amounts that are paid to or received by Licensee) (B) actual and verifiable (1) third party platform holder (i.e., Apple, Google Play, Sony, Microsoft, Nintendo, Steam, etc.) license and manufacturing fees; (2) cash-based costs for returns, bad debts, rebates, credits, allowances, discounts and price protection; (3) for Authorized Products in hard copy (i.e., SKU form), shipping, transportation, insurance, and handling charges; (4) sales, use and value added taxes (5) third party payment processing fees, but only to the extent Licensee is self-distributing the Authorized Product; and (6) third party Hosting Costs directly related to gameplay (e.g., not costs associated with rendering farms, etc.).

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(ii)	Any advances, development funds, or bonuses received by Licensee or any of its Affiliates (from a publisher, platform holder, storefront, or otherwise) for or in connection with the Authorized Product; and

(iii)	Any other revenue not described above that is paid to Licensee, Licensee’s Affiliates, or any third party publisher(s) or distributor(s) and which is from or related to the Authorized Product, but explicitly excluding recoupable investments from the Canadian Media Fund as well as any revenue generated by licensed ancillary products, including novels, comic books, apparel, theatrical productions, etc., unless such ancillary products are bundled with the Authorized Product or related digital game content.

For the purpose of clarity, if an Authorized Product is both self-published and publisher-published, then the deductions set forth in (i)(B) of this definition shall only apply to the portion of the revenue generated from the self-published Authorized Products.

Notwithstanding the foregoing, “Product Revenue” does not include: (1) any revenues received by Licensee or any of its Affiliates that are generated by any sale, transfer, or exchange of Editing Tools that is transacted through the Epic Marketplace; or (2) any UGC Revenue received after Licensee’s first distribution of any Editing Tool (which, for clarity, may include the Editor) pursuant to Section 2(b)(iii).

q. The term “Sequel” means a new product with an original storyline based on the Authorized Product’s Intellectual Property Rights.

r. The term “Support” has the meaning set forth in Section 2(h).

s. The term “Support Fee” has the meaning set forth in Section 3(c).

t. The term “Support Period” means the period of time commencing on the Effective Date and ending upon the earlier of (i) two (2) years thereafter and (ii) termination of this Agreement.

u. The term “Territory” means worldwide.

v. The term “UGC” means digital game content that is created or developed by end-user consumers for use with the Authorized Product developed under this Agreement, including but not limited to art, sound, or gameplay modifications.

w. The term “UGC Revenue” means any and all revenues received by Licensee or any of its Affiliates, or by any third party publisher(s) or distributor(s) of an Authorized Product or UGC, that are generated by any sale, transfer, or exchange of UGC.

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x. The term “UGC Royalty” has the meaning set forth in Section 3(b).

y. The term “Unreal Engine” means the Licensed Technology, excluding the Third Party Software.

z. The term “Unreal Engine EULA” means the Unreal Engine End User License that Epic publishes on its web site from time to time, under which Epic or its Affiliate grants to third parties nonexclusive licenses to use the Licensed Technology in object or source code form for the development of products, which may be amended from time to time in Epic’s sole discretion. As of the Effective Date, the Unreal Engine License is available at unrealengine.com/eula.

aa. The term “Updates” means any improvements, enhancements, updates, fixes, and other changes to the Licensed Technology which Epic chooses to make available to its licensees of the Unreal Engine and which are not marketed as separate stand-alone programs.

2. GRANT OF LICENSE; RESTRICTIONS; OBLIGATIONS.

a. Effective upon the full execution of this Agreement, and subject to the terms and conditions of this Agreement, Epic hereby grants to Licensee, and Licensee hereby accepts from Epic, a nonexclusive, nontransferable, terminable, and non-sublicensable license within the Territory only to:

i. use the Licensed Technology in object code format and in source code format internally for the purpose of developing Authorized Products for the Authorized Platforms only;

ii. use the Licensed Technology in object code format and in source code format internally for the purpose of developing Derivative Technology for use in conjunction with the Authorized Products; and

iii. incorporate the Licensed Technology and Derivative Technology (excluding any Editing Tools) only in object code format and only in and as an inseparable part of the Authorized Products for the Authorized Platforms only.

b. Effective only upon Epic’s receipt of the Initial License Fee for an Authorized Product, in full, and subject to the terms and conditions of this Agreement, Epic hereby grants to Licensee, and Licensee hereby accepts from Epic, a nonexclusive, nontransferable, terminable, and non-sublicensable (except as specifically provided herein) license within the Territory only to:

i. distribute, and have distributed, the Licensed Technology and Derivative Technology (excluding any Editing Tools), only in object code format, only in and as an inseparable part of the Authorized Product for the Authorized Platform, and only to end users pursuant to an end user license agreement with terms consistent with and no less protective of Epic’s rights than those contained herein and/or as may be otherwise specified in writing from time to time by Epic;

ii. reproduce the Licensed Technology and Derivative Technology (excluding any Editing Tools) only in object code format and only in and as an inseparable part of the Authorized Products;

iii. distribute, and have distributed, Editing Tools only in object code format, only through the Epic Marketplace, and only to end users who are licensed by Epic to use the Licensed Technology under the Unreal Engine EULA; provided, however, that such distribution shall additionally be subject to the terms and conditions under which Epic makes the Epic Marketplace available to the public for distribution of content (including any related payment or revenue sharing obligations); and

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iv. reproduce Editing Tools only in object code form, and only as necessary for permitted distribution under Section 2(b)(iii).

c. Licensee may sublicense the Licensed Technology and Derivative Technology (excluding any Editing Tools) only in object code format and only in and as an inseparable part of the Authorized Product in order to grant end users the ability to use, or to permit Licensee’s publishers and distributors to market and distribute, such Authorized Product. Licensee may sublicense Editing Tools only in object code format and only in order to grant end users the ability to use the Editing Tools in accordance with the terms of the Unreal Engine EULA. Licensee shall not, and the licenses granted in this Agreement do not include the right to, grant sublicenses of the Licensed Technology or Derivative Technology (including any Editing Tools) except as expressly set forth in this Section 2(c).

d. If Licensee is not distributing a particular Editing Tool (which, for clarity, may include the Editor) pursuant to Section 2(b)(iii), then Licensee shall not knowingly redistribute or have redistributed any UGC created using such Editing Tool, or derive any direct financial benefit from the sale, transfer, or exchange of any such UGC.

e. Licensee has the right to have third party contractors practice, on Licensee’s sole behalf, the license rights granted in Sections 2(a) and 2(b) above. Licensee shall cause each such contractor to abide by all obligations of Licensee hereunder as if it were a party to this Agreement. Licensee shall be directly and primarily responsible and liable for any acts or omissions of such contractor in relation to any subject matter of this Agreement. Licensee shall not, and the licenses granted in this Agreement do not include the right to, have any third party practice the license rights granted in Section 2(a) or Section 2(b) on Licensee’s or any other person’s or entity’s behalf except as expressly set forth in this Section 2(e).

f. The number of Authorized Products that Licensee is permitted to develop under the terms and conditions of this Agreement is: [***]. Licensee shall provide Epic with a completed Exhibit A.X (in the form attached hereto) for each Authorized Product upon commencement of development of such Authorized Product. Each Exhibit A.X provided by Licensee is subject to Epic’s prior written approval (e-mail acceptable) before becoming effective. Each Sequel is a separate Authorized Product.

g. Licensee acknowledges and agrees that: (i) Licensee shall have no right to use, copy, reproduce, incorporate, distribute, sublicense, adapt, enhance, modify, display, perform, prepare derivative works of, exploit, or otherwise provide to third parties the Licensed Technology, in whole or in part, except as expressly set forth in this Agreement; (ii) Licensee shall have no right to use, copy, reproduce, incorporate, distribute, sublicense, adapt, enhance, modify, display, perform, prepare derivative works of, exploit, or otherwise provide to third parties any Derivative Technology, in whole or in part, except as expressly set forth in this Agreement; (iii) Licensee will have no other rights in and to the Licensed Technology other than those expressly licensed to Licensee under this Agreement; and (iv) Licensee will have no other rights in and to any Derivative Technology other than those expressly licensed to Licensee under this Agreement. All rights granted to Licensee pursuant to this Agreement are expressly granted by license only, and Epic does not directly, by implication, estoppel, or otherwise, grant to Licensee any other rights or licenses hereunder. Without limiting the foregoing, the licenses granted in this Agreement do not include any right to use, and Licensee shall not use, the Licensed Technology or any Intellectual Property Rights therein (or any Derivative Technology or any Intellectual Property Rights therein) in connection with the development of: (A) products that are not the Authorized Product, (B) game engines, (C) any middleware other than Editing Tools, (D) any other software or code that are not a part of the Authorized Product, or (E) any product that misappropriates any of Epic’s or Epic’s Affiliates’ other products or services. Additionally, no title shall pass to Licensee in any copies or components of or Intellectual Property Rights in or to the Licensed Technology or any Derivative Technology, notwithstanding anything contained herein to the contrary. Epic shall own all Derivative Technology, and Licensee hereby assigns all right, title, and interest (including all Intellectual Property Rights) therein to Epic. However, Licensee shall not provide Epic with any copies of or access to any Derivative Technology unless requested by Epic in writing.

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h. Except with respect to Third Party Software, Epic shall use commercially reasonable efforts to provide the following support (“Support”) during the Support Period: (i) provide Licensee with Updates to the Licensed Technology that Epic provides to its other Unreal Engine licensees; and (ii) technical support via licensee forum. Epic has no obligation to support Licensee after the initial Support Period, and the determination to offer support beyond the initial Support Period, and at what additional fee, shall be made by Epic in its sole discretion.

i. Nothing contained in this Agreement shall be deemed to restrict Epic’s ability to directly or indirectly acquire, license, develop, produce, distribute, market or promote products competitive with Licensee’s business.

j. The Licensed Technology includes third party software components (collectively, the “Third Party Software”). To the extent such Third Party Software has separate software license and/or attribution requirements, the license or other attribution requirements for those Third Party Software components can be found in the Perforce depot for each QA-approved build of the Licensed Technology at //UE4/Main/Engine/Source/ThirdParty/Licenses. Such terms will govern Licensee’s use of the Third Party Software, and if there is inconsistency, such terms shall supersede the license terms of this Agreement solely in relation to such Third Party Software. Licensee shall not remove any copyright or other similar notice from any Third Party Software. Licensee is solely responsible for determining and abiding by the Third Party Software license and attribution requirements for the version(s) of the Licensed Technology that it is licensing from Epic. Without prejudice to anything to the contrary contained in this Agreement, Licensee agrees that all terms and provisions of this Agreement shall be enforceable by the owner(s) of the Third Party Software as a third party beneficiary directly against Licensee solely in relation to such Third Party Software. For the avoidance of doubt, the immediately preceding sentence is not intended to allow the owner(s) of the Third Party Software to claim any right in the payment of any fees hereunder, and the same shall be due and payable only to Epic.

k. Upon confirmation by Epic of the full execution of this Agreement, Epic will provide Licensee a single point of access to the Licensed Technology. From time to time during the Term, as Updates may be made available to its licensees by Epic, Epic will provide Licensee a single point of access thereto. Epic does not have any obligation to make any particular improvements, enhancements, updates, fixes, or other changes to the Licensed Technology available to its licensees. Nor does Epic have any obligation to continue to make available for access any or all prior versions of the Licensed Technology, including any Updates thereto.

l. Licensee shall provide Epic with: (i) for retail (packaged) Authorized Products, three (3) copies of the Authorized Products on each Authorized Platform within thirty (30) days of such game’s release; and (ii) for online-only Authorized Products, notice of a game’s release within thirty (30) days following its release and, where necessary to fully access and play the Authorized Product, no less than three (3) access codes for free access to the Authorized Products. Retail (packaged) Authorized Products shall be sent to Epic’s address specified above, or such other address as Epic may provide to Licensee during the term of this Agreement, Attention: General Counsel. Access codes shall be sent to legal@epicgames.com.

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m. Any other provision of this Agreement notwithstanding, Licensee shall not be permitted to engage in active development on new or existing Authorized Products after the Active Development Period, and Authorized Products may only be first commercially released to a general end-user audience under this Agreement during the Active Development Period. Following the Active Development Period, Authorized Products which were first commercially released to a general end-user audience under this Agreement may continue to be released and monetized, but no new Authorized Products may be released.

3. PAYMENTS; TAXES; RECORDS

a. Non-Recoupable; Non-Refundable Initial License Fee. No later than thirty (30) days following the Effective Date, Licensee shall pay Epic the non-recoupable, non-refundable license fee payment equal to [***] as the “Initial License Fee” for rights to the Licensed Technology granted by Epic to Licensee under this Agreement according to the following installments:

(1)	[***] no later than October 15, 2020;

(2)	[***] no later than December 15, 2020.

Additionally, Licensee shall have the option of adding additional Authorized Platforms to Exhibit A upon written notice to Epic of such addition and the payment in full of a supplemental license fee of [***] per Authorized Platform added, no later than thirty (30) days prior to launch on such additional Authorized Platform

b. License Fee Royalty Payments. Licensee agrees to pay Epic license fee royalty payments equal to [***] of Product Revenue (the “License Fee Royalty”). In addition, notwithstanding anything to the contrary in this Agreement, if Licensee has distributed any Editing Tool(s) (which, for clarity, may include the Editor) pursuant to Section 2(b)(iii), then from and after the first such distribution of Editing Tools, Licensee agrees to pay Epic royalty payments equal to [***] of UGC Revenue (the “UGC Royalty”). Any other provision of this Agreement notwithstanding, if the full and complete Initial License Fee has not been received by Epic, regardless of the reason, prior to the first monetization of the Authorized Product (i.e., the first time when end users are able to purchase, license for money, or otherwise spend money in or on the Authorized Product), the License Fee Royalty under this license shall irrevocably convert to a rate of the greater of (a) [***] of Product Revenue or (b) the License Fee Royalty plus [***] of Product Revenue. Within forty-five (45) days after the close of each calendar quarter, Licensee shall remit to Epic the full amount of all License Fee Royalties and UGC Royalties due for such quarter and send Epic a detailed report setting forth the following:

(i) The name of each Authorized Product to which the License Fee Royalties and UGC Royalties generated in such quarter apply.

(ii) The country in which each such Authorized Product was developed.

(iii) The total product revenue for each Authorized Product on a product type basis (i.e., initial product sales, downloadable content, microtransactions, etc.).

(iv) The following information broken out separately for each Authorized Product on a per platform basis: total Product Revenue and total UGC Revenue for such quarter, total number of units sold, and total amount of License Fee Royalties and UGC Royalties due. All payments paid by Licensee to Epic shall be non-recoupable and non-refundable. Payment of any UGC Royalties by Licensee shall not be construed to relieve Licensee from or otherwise limit Licensee’s obligations under Section 2(d) or to limit any right or remedy of Epic for breach thereof.

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c. Support Fee. No later than thirty (30) days following the Effective Date, Licensee shall pay Epic the non-refundable license support fee of [***] per year as the “Support Fee” for Epic’s provision of Support to Licensee under this Agreement, in a lump sum of [***]. The Support Fee shall be recognized as [***] per year over the two-year period of the Support Period.

d. Payment Terms. All amounts due or payable to Epic under this Agreement shall be remitted by Licensee without issuance of an invoice by Epic. Interest shall accrue on all amounts not paid at a rate, calculated upon the unpaid balance, of the lesser of: (i) l.5% per month; or (ii) the highest rate allowed by law. Interest on unpaid balances shall compound monthly. All payments made hereunder shall be payable in United States Dollars; all revenues realized in other currencies shall be converted to United States Dollars at the officially published average exchange rates of the reporting period (using rates published by an international bank or recognized exchange rate website - www.oanda.com, www.x- rates.com, www.xe.com). All payments made by Licensee to Epic under this Agreement will be sent by wire transfer to the account of Epic’s choosing as indicated below, which account may be changed from time to time on written notice from Epic to Licensee.

Beneficiary: [OMITTED]

Beneficiary Bank: [OMITTED]

Domestic Account #: [OMITTED]

IBAN: [OMITTED]

SWIFT Code: [OMITTED]

Sort Code: [OMITTED]

e. Taxes. Licensee shall not be entitled to deduct the amount of any such taxes, including duties, assessments, value added taxes and taxes as required by international tax treaties, customs or other import or export taxes, or amounts levied in lieu thereof, based on charges set, services performed or payments made hereunder, from any payments due to Epic under this Agreement without Epic’s prior written consent. For countries that offer withholding exemption treaties that may permit withholding to be avoided, Epic will provide Licensee documentation sufficient to substantiate reduced (if any) withholding taxes subject international tax treaties. In the event any taxes are withheld following written consent of Epic, Licensee shall furnish Epic a tax withholding report detailing Initial License Fee, License Fee Royalty, or Support Fee amounts due less withholdings within 45 days of making payment to Epic. Any unauthorized tax withholdings or failure to provide report detailing any withholding may result in unpaid Initial License Fee, License Fee Royalty, or Support Fee and shall be subject to terms and conditions contained herein. In the event Epic does not receive withholding documentation sufficient to substantiate the withholding, Licensee shall reimburse Epic for the difference within 30 days of notice by Epic.

f. Records and Audits.

i. Licensee agrees to keep proper records and books of account and proper entries therein relating to the manufacture, distribution, and sale of the Authorized Products and any UGC, and of Product Revenue and UGC Revenue.

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ii. Epic may cause an audit to be made of Licensee’s applicable records in order to verify statements rendered and amounts paid (or unpaid) to Epic. Any such audit shall be conducted only by a certified public accountant (which can be an Epic employee, contractor, or third party firm engaged to perform such services) after prior written notice to Licensee, and shall be conducted during regular business hours at Licensee’s offices. In no event shall the audits be made hereunder more frequently than twice annually. The results of any such audit shall be deemed Confidential Information of both parties (as such term is defined in Section 7).

iii. Costs for each audit and related activities will be paid for by Epic, unless the results of the audit show a shortfall in payments owed to Epic for a calendar quarter exceed five percent (5%), in which case, Epic’s costs for the audit will be paid by Licensee.

iv. The rights and obligations of the parties under this Section 3(f) shall survive any expiration, termination or cancellation of this Agreement for a period of five (5) years.

4. WARRANTIES; DEFENSE.

a. Epic’s Warranties.

i. Epic represents and warrants solely for the benefit of Licensee that: (A) Epic is an entity validly existing and in good standing under the laws of the jurisdiction in which it is organized; (B) it has the full right, power, legal capacity, and authority to enter into this Agreement and to carry out the terms and conditions hereof and thereof; and (C) it has the right to grant to Licensee each of the rights herein granted to Licensee.

ii. Special Warranty as to Non-infringement. Epic represents and warrants, as of the Effective Date, that (A) the current version of the Unreal Engine does not infringe any United States copyrights, or United States trademark rights of any third party, (B) to its knowledge, such version of the Unreal Engine does not infringe any United States patent rights of any third party, and (C) to its knowledge, as the Third Party Software included in the current version of the Licensed Technology does not infringe any United States patent rights, United States copyrights, or United States trademark rights of any third party. THE WARRANTIES SET FORTH IN THIS SECTION 4(a)(ii) SHALL NOT APPLY IF LICENSEE HAS BREACHED THIS AGREEMENT.

iii. NO OTHER WARRANTIES. THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 4(a)(i) AND 4(a)(ii) ARE IN LIEU OF, AND EPIC AND ITS AFFILIATES DISCLAIM ANY AND ALL OTHER WARRANTIES, CONDITIONS, COMMON LAW DUTIES, AND REPRESENTATIONS (EXPRESS, IMPLIED, ORAL, AND WRITTEN), WITH RESPECT TO THE LICENSED TECHNOLOGY, EPIC’S CONFIDENTIAL INFORMATION, EPIC TRADEMARKS, SUPPORT, AND ANY OTHER MATERIALS, CODE, OR INFORMATION PROVIDED TO LICENSEE UNDER OR IN CONNECTION WITH THIS AGREEMENT (COLLECTIVELY, THE “EPIC MATERIALS”), OR ANY PART THEREOF, INCLUDING ANY AND ALL EXPRESS, IMPLIED, AND STATUTORY WARRANTIES AND CONDITIONS OF ANY KIND WHATSOEVER, INCLUDING THOSE OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT EPIC KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), SYSTEM INTEGRATION, ACCURACY OR COMPLETENESS OF RESPONSES OR RESULTS, REASONABLE CARE, WORKMANLIKE EFFORT, LACK OF NEGLIGENCE, AND LACK OF VIRUSES, WHETHER ALLEGED TO ARISE UNDER LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. ANY WARRANTY AGAINST INFRINGEMENT THAT MAY BE PROVIDED IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OR IN ANY OTHER COMPARABLE STATUTE IS EXPRESSLY DISCLAIMED BY EPIC AND ITS AFFILIATES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EPIC AND ITS AFFILIATES MAKE NO WARRANTY THAT: (I) ANY OF THE EPIC MATERIALS WILL OPERATE PROPERLY, INCLUDING AS INTEGRATED OR USED IN ANY PRODUCT; (II) THAT EPIC MATERIALS WILL MEET LICENSEE’S REQUIREMENTS OR BE SUITABLE FOR THE AUTHORIZED PLATFORMS; (III) THAT THE OPERATION OF THE EPIC MATERIALS WILL BE UNINTERRUPTED, BUG FREE, OR ERROR FREE IN ANY OR ALL CIRCUMSTANCES; (IV) THAT ANY DEFECTS IN THE EPIC MATERIALS CAN OR WILL BE CORRECTED; (V) THAT THE EPIC MATERIALS ARE OR WILL BE IN COMPLIANCE WITH AN AUTHORIZED PLATFORM MANUFACTURER’S RULES OR REQUIREMENTS; OR (VI) THAT AN AUTHORIZED PLATFORM MANUFACTURER WILL APPROVE ANY AUTHORIZED PRODUCT, OR WILL NOT REVOKE (ARBITRARILY OR OTHERWISE) APPROVAL OF AN AUTHORIZED PRODUCT FOR ANY OR NO REASON AT ALL. THE WARRANTIES SET FORTH IN SECTION 4(a)(ii) SHALL NOT APPLY IF THE LICENSEE HAS ALTERED THE LICENSED TECHNOLOGY. EPIC AND ITS AFFILIATES DO NOT GUARANTEE CONTINUOUS, ERROR-FREE, VIRUS-FREE, OR SECURE OPERATION OF OR ACCESS TO THE EPIC MATERIALS. THIS PARAGRAPH WILL APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

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b. Defense. Epic hereby agrees to defend Licensee from any claim, which, taking the claimant’s allegations to be true, would result in a breach by Epic of Epic’s warranties set forth in Section 4(a)(ii) of this Agreement, EXCEPT to the extent such claim: (A) is based upon or arises out of (I) any alteration or modification of the Unreal Engine or Third Party Software created by any person other than Epic, (II) the operation or use of the Unreal Engine or Third Party Software in combination with any other software or device, (III) any failure by Licensee, or others acting under Licensee’s authority or control, to comply with Licensee’s obligations under this Agreement, or (IV) any customizations to the Licensed Technology requested or made by Licensee; (B) is made against an Authorized Product containing Licensed Technology source code which differs from that provided most recently by Epic; or (C) is in response to (e.g, is part of a counterclaim by a third party in response to) any suit, action or claim made by Licensee against a third party which is unrelated to the Licensed Technology, in whole or in part.

i. Conditions for Epic Defense. To be entitled to defense by Epic under Section 4(b) above: (A) Licensee shall advise Epic in writing promptly of the existence of the claim, upon learning of the assertion of the claim against Licensee (whether or not litigation or any other proceeding has been filed or served); and (B) Licensee shall permit Epic to have the sole right to control the defense and/or settlement of all such claims, in litigation or otherwise, provided, however, if any settlement or compromise admits wrongdoing by Licensee, Licensee shall have the right to pre-approve any such compromise or settlement in writing, such approval not to be unreasonably withheld. Licensee, at its own expense, shall cooperate with Epic in all reasonable aspects in connection with the defense of any such claim. Licensee will have the right to participate in the defense of the claim with separate counsel of its own choice at its own expense.

ii. Infringement Injunctions Obtained by Third Parties. If a claim defended by Epic under this Section 4(b) is sustained in a final judgment from which no further appeal is taken or possible, and such final judgment includes an injunction prohibiting Licensee from continued use of all or any portions of the Licensed Technology, then Epic shall, by its sole election and at its expense, either: (A) procure the right to continue to use the Unreal Engine or Third Party Software pursuant to this Agreement; or (B) replace or modify the Unreal Engine or Third Party Software to make it noninfringing; or (C) if neither of the foregoing is commercially reasonable, direct Licensee to cease use of the Licensed Technology or of the specific function(s) of the Unreal Engine or Third Party Software that resulted in the final judgment. For clarity, the foregoing remedy shall apply only to the extent that such injunction is adjudged in such final judgment to arise from Epic’s infringement in breach of Section 4(a)(ii). If Epic directs Licensee to cease use of the Unreal Engine or Third Party Software pursuant to this Section 4(b)(ii), then Licensee will have the option to terminate this Agreement upon notice to Epic.

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iii. Epic’s Responsibility for Infringement Monetary Awards. If a claim defended by Epic under this Section 4(b) is sustained in a final judgment of a court of competent jurisdiction from which no further appeal is taken or possible, or pursuant to a bona fide and final compromise or settlement of claims, then Epic will pay or otherwise satisfy any monetary award entered against Licensee as part of such final judgment or pursuant to such compromise or settlement, but only to the extent that such award is adjudged in such final judgment, or under such compromise or settlement, to arise from Epic’s infringement in breach of Section 4(a)(ii); provided, however, any such monetary award is subject to the limitations of liability set forth in Section 6.

c. Sole Remedy. Epic’s obligations under Section 4(b) are Licensee’s sole and exclusive remedies with respect to any breaches or alleged breaches by Epic of Section 4(a)(ii) or any infringement by the Licensed Technology of any third party Intellectual Property Rights.

d. Licensee’s Warranties and Indemnity. Licensee represents and warrants for the benefit of Epic and its Affiliates that: (i) Licensee is an entity validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) it has the full right, power, legal capacity, and authority to enter into this Agreement and to carry out the terms and conditions hereof and thereof; (iii) that it is under no contractual or other legal obligation which would interfere in any way with the full, prompt, and complete performance of its obligations pursuant to this Agreement; (iv) that it will conduct its business in a manner that reflects favorably at all times on the Licensed Technology and the good name, goodwill and reputation of Epic; (v) that it will avoid deceptive, misleading, or unethical practices that are or might be detrimental to Epic, the Licensed Technology, or the public, including the disparagement of Epic or the Licensed Technology; (vi) that it will not make false or misleading representations with regard to Epic or the Licensed Technology; (vii) that it will not publish, employ, or cooperate in the publication or employment of any misleading or deceptive advertising material related to the Licensed Technology or Epic; (viii) that it will not make representations, warranties, or guarantees to customers or to the trade, with respect to the specifications, features, or capabilities of the Licensed Technology which are inconsistent with the literature distributed by Epic; (ix) it has executed and entered into all appropriate and necessary licenses with the various console hardware manufacturers (for example, iOS, Xbox One, PlayStation 4, etc.) or other applicable entities to make it a properly licensed developer for the Authorized Platforms prior to accessing the Licensed Technology for the Authorized Platforms; and (x) the Licensee’s trademarks, trade names, service marks, and logos, and the Authorized Products, do not and will not infringe or violate the Intellectual Property Rights of any third party. Licensee further represents and warrants that, in the event that any case or claim is brought by Epic against Licensee or by Licensee against Epic which is based on or relates to breach of a provision or provisions of this Agreement in which Epic is the prevailing party, Licensee will pay all of Epic’s related attorney and expert witness fees and costs.

e. Licensee agrees to indemnify, pay the defense costs of, and hold Epic and its Affiliates harmless from any and all claims, demands, costs, liabilities, losses, expenses and damages (including attorneys’ fees, costs (including litigation costs and costs incurred in the settlement or avoidance of any such claim), and expert witnesses’ fees) arising out of or in connection with (i) any claim which, taking the claimant’s allegations to be true, would result in a breach by Licensee of any provisions of this Agreement, including a breach by Licensee of its representations, warranties, responsibilities, or obligations set forth in this Agreement, (ii) any claim that the Authorized Product, any Enhancement, or any other code or materials developed by or for Licensee violates or infringes the Intellectual Property Rights of any third party, or (iii) any federal, state, or foreign civil or criminal actions relating to the development, marketing, sale, or distribution of the Authorized Products.

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f. If any action shall be brought against Epic in respect to which indemnity and/or defense cost payment may be sought from Licensee pursuant to the provisions of Section 4(e), Epic shall promptly notify Licensee in writing, specifying the nature of the action. Licensee shall cooperate with Epic, at Licensee’s expense, in all reasonable respects in connection with any such action. Licensee shall reimburse Epic on demand for: (i) any and all defense costs incurred by Epic; and (ii) any payments made or loss suffered by it at any time after the Effective Date, based upon the judgment of any court of competent jurisdiction or pursuant to a compromise or settlement of claims, demands or actions, in respect to any damages to which the foregoing relates.

5. INTELLECTUAL PROPERTY RIGHTS.

a. Except as otherwise provided in this Section 5(a), as between the parties, Licensee shall retain ownership of all aspects of the Authorized Product and the Enhancements, including all right, title, and interest in and to Authorized Product, and all Intellectual Property Rights in the Authorized Product; provided, however, notwithstanding the foregoing: (i) Licensee shall not retain or acquire ownership in any Epic Trademarks or Third Party Software; (ii) Epic shall retain ownership of all aspects of the Licensed Technology, including all right, title, and interest in and to the Licensed Technology and all Intellectual Property Rights in the Licensed Technology; and (iii) Epic shall retain ownership of all aspects of all Derivative Technology (regardless of creator), including all right, title and interest in and to the Derivative Technology and all Intellectual Property Rights in the Derivative Technology. Except as expressly provided in this Agreement, all rights granted by this Agreement to Licensee are by license as expressly provided in this Agreement and nothing herein shall constitute a transfer of ownership of Epic’s Intellectual Property Rights to Licensee or to any third party.

b. As a condition of the license granted by Epic under this Agreement, Licensee agrees not to remove or destroy any copyright notices, trademarks, or other proprietary or confidential legends or markings placed upon or contained within the Licensed Technology or on any other documentation or materials related to the Licensed Technology. Licensee further agrees to place such copyright and trademark notices as are set forth in Exhibit A under “Required Trademark Notice” and “Required Copyright Notice” on and within the Licensed Technology, the Authorized Product and on any documentation or materials related to the Licensed Technology. Licensee shall also place certain Epic logos in the Authorized Products and their packaging in accordance with the “Required Logo Placement” section on Exhibit A (the “Required Logos”).

c. Licensee acknowledges that Epic is the sole and exclusive owner of the Epic Trademarks. During the term of this Agreement, subject to the terms and conditions of this Agreement, Epic hereby grants to Licensee a non-exclusive, non-transferable (except as provided in Section 11(c)), non- sublicensable license to use the “UNREAL® Engine” mark and the “Unreal Engine” logo (the “Permitted Epic Trademarks”) solely in connection with Licensee’s sub-licensing, advertisement and promotion of the Authorized Products; provided, however, Licensee’s use of the Permitted Epic Trademarks shall be in accordance with Epic’s trademark usage and cooperative advertising policies located at https://www.unrealengine.com/branding-guidelines-and-trademark-usage, which are subject to update and revision by Epic from time to time. Licensee shall obtain the prior written approval of Epic for its use of the Permitted Epic Trademarks in connection with all proposed marketing and promotional efforts incorporating the Permitted Epic Trademarks. At Epic’s reasonable written request, Licensee shall, at Epic’s cost, promptly record the license granted to it in this section in the relevant trademark registries in the countries in which it markets and distributes the Authorized Product, and Epic shall provide reasonable assistance, at Epic’s cost, to enable Licensee to comply with this obligation.

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d. Except as set forth in Section 5(b) and Section 5(c), Licensee has no rights with respect to any Epic Trademark. Licensee agrees not to attach any trademarks, service marks, trade names, or logos to the Licensed Technology or Derivative Technology, other than the Permitted Epic Trademarks and the Required Logos. Nothing contained in this Agreement shall give Licensee any interest in the Epic Trademarks, and all use of the Epic Trademarks and goodwill derived from them shall inure to the benefit of Epic. Epic and its Affiliates shall have sole right, in its and their discretion, to maintain the existing registrations of the Epic Trademarks and prosecute any pending applications. Licensee shall provide, at the reasonable request of Epic, all necessary assistance with such maintenance and prosecution. If Licensee acquires any rights in the Epic Trademarks, by operation of law or otherwise, such rights shall be deemed and are hereby irrevocably assigned to Epic without further action by any of the parties. Licensee agrees that it will not at any time during or after this Agreement: (i) assert or claim any interest in or do, or omit to do, or permit to be done, anything which may dilute the Epic Trademarks or tarnish or bring into disrepute the reputation of or goodwill associated with the Epic Trademarks or Epic, or which may adversely affect the validity or enforceability of any Epic Trademarks, whether or not licensed to Licensee; (ii) register, seek to register, or cause to be registered any of Epic Trademarks (or any marks confusingly similar thereto) without Epic’s prior written consent; (iii) register, seek to register, obtain any ownership in, or otherwise utilize any website, domain name, URL, Internet presence, or other electronic communications portal which contains, incorporates, or consists of any Epic Trademarks without Epic’s prior written consent; or (iv) develop and/or publish a product with a name confusingly similar to any of the Epic Trademarks. In the event that Licensee registers or attempts to register any Epic Trademarks, or registers, attempts to register, obtains any ownership in, or otherwise utilizes any website, domain name, URL, Internet presence or other electronic communications portal in violation of this section, in addition to any rights Epic may have, Licensee hereby acknowledges and agrees that any such trademark registration or website, domain name, URL, Internet presence or other electronic communications portal, including any copyrights therein, shall be deemed to be property of Epic, and Licensee hereby assigns all of its right, title, and interest therein and thereto to Epic.

e. Licensee hereby grants to Epic a non-exclusive, fully-paid, royalty-free, worldwide, perpetual, irrevocable, sublicensable, non-terminable, transferable, and assignable license to reproduce, distribute, publicly perform, publicly display, make, have made, use, sell, offer to sell, import, modify, and make derivative works based on, and otherwise exploit any and all Feedback for all current and future methods and forms of exploitation in any country. “Feedback” means suggestions, comments, ideas, and all other types of information, including software and code, which (a) is given or communicated directly (including in connection with or via the UDN) or indirectly by Licensee (including their employees, assignees, sub-licensees, agents, contractors, or representatives) to Epic or its agents; and (b) relates to the Licensed Technology, the Derivative Technology, or their components. Any and all Feedback shall be subject to Epic’s underlying rights in the subject matter of such Feedback.

f. During the term of this Agreement, Epic is authorized by Licensee to use the Licensee trademarks, service marks, trade names, logos, and packaging associated with the Authorized Products, as well as publicly released screen shots and video content from the Authorized Products, in connection with Epic’s marketing, advertisement and promotion of the Licensed Technology in any and all media throughout the universe without restriction.

g. Each of the parties agrees to execute any documents and take any actions reasonably requested by the other in order to effectuate any of the provision of this Section 5.

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6. LIMITATION OF LIABILITY.

IN NO EVENT SHALL EPIC, ITS LICENSORS, NOR ITS OR THEIR AFFILIATES, NOR ANY OF THEIR SERVICE PROVIDERS, SUPPLIERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR LOSS OF PROFITS, OR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE BREACH OF THIS AGREEMENT BY EPIC, THE EPIC MATERIALS, THE USE OF (OR INABILITY TO USE OR DELAY IN USE OF) THE EPIC MATERIALS, THE FUNCTIONALITY (OR LACK OF FUNCTIONALITY) OF THE EPIC MATERIALS, ERRORS OR BUGS WITHIN THE LICENSED TECHNOLOGY, OR SUPPORT, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY, OR OTHERWISE. IN NO EVENT SHALL EPIC’S LIABILITY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY LIABILITY FOR DIRECT OR INDIRECT DAMAGES, LOSSES, OR INJURIES, AND ANY LIABILITY UNDER SECTION 4(b)(iii) HERETO, EXCEED AN AMOUNT EQUAL TO THE LESSER OF: (I) THE TOTAL AMOUNT OF MONIES ACTUALLY RECEIVED BY EPIC FROM LICENSEE PURSUANT TO THIS AGREEMENT; OR (II) FOUR HUNDRED AND FIFTY THOUSAND DOLLARS ($450,000.00). THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION SHALL APPLY TO THE FULLEST EXTENT PERMISSIBLE AT LAW. NEITHER EPIC NOR ANY EPIC AFFILIATE, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL BEAR ANY RISK, OR HAVE ANY RESPONSIBILITY OR LIABILITY, OF ANY KIND TO LICENSEE OR TO ANY THIRD PARTIES WITH RESPECT TO THE QUALITY (OR LACK THEREOF), OPERATION (OR LACK THEREOF), OR PERFORMANCE (OR LACK THEREOF) OF ALL OR ANY PORTION OF THE LICENSED TECHNOLOGY.

7. CONFIDENTIALITY.

a. “Confidential Information” of a party means any information, including all trade secrets, technical, economic, financial, and marketing information, that relates to the business, strategies, or operations of such party or its Affiliates that is disclosed by such party to the other party during the term of this Agreement. Without limiting the foregoing, the Licensed Technology, Derivative Technology, and the Epic Materials shall constitute Confidential Information of Epic for all purposes under this Agreement. Confidential Information may consist of information in any medium, whether oral, printed, in machine-readable form or otherwise, including information disclosed orally and reduced to tangible or written form at any time during the term of this Agreement. Notwithstanding anything to the contrary in this Agreement, Feedback shall not be considered Confidential Information of Licensee.

b. The existence of a relationship between Epic and Licensee for the purposes set forth herein shall be deemed to be Epic’s Confidential Information unless otherwise agreed to in writing by the parties or until publicly announced in accordance with Section 11(k). Licensee’s identity and the existence of this Agreement shall not be considered Licensee’s Confidential Information, and Epic shall have the right to disclose such information to Third Party Software suppliers and others.

c. The term for the protection of Confidential Information shall commence on the Effective Date and shall continue in full force and effect as long as such Confidential Information continues to be maintained as confidential and proprietary by the disclosing party.

d. Each party shall, with respect to the other party’s Confidential Information:

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i. Not disclose such Confidential Information to any person or entity, other than those employees or contractors who need to know or have access to such Confidential Information for the purposes of this Agreement, and only to the extent necessary for such purposes. Any employees or contractors who obtain access to such Confidential Information shall be advised by the receiving party of the confidential nature of the Confidential Information, and the receiving party shall be responsible for any breach of this Agreement by its employees or contractors.

ii. Take all measures necessary to safeguard such Confidential Information in order to avoid disclosure, publication, or dissemination, using as high a degree of care and scrutiny, but at least reasonable care, as is consistent with the protection of valuable trade secrets by companies in high technology industries.

iii. At the disclosing party’s request, return or destroy (and deliver to the disclosing party a certificate of destruction signed by an authorized officer of the receiving party) promptly to the disclosing party any and all portions of such Confidential Information, together with all copies thereof.

iv. Not use such Confidential Information, or any portion thereof, except as provided herein.

e. The foregoing restrictions shall not apply to any portion of the disclosing party’s Confidential Information which:

i. was previously known to the receiving party without restriction on disclosure or use, as proven by written documentation of the receiving party; or

ii. is or legitimately becomes part of the public domain through no fault of the receiving party or its employees or contractors; or

iii. is independently developed by the receiving party’s employees who have not had access to such Confidential Information, as proven by written documentation of the receiving party; or

iv. is required to be disclosed by administrative or judicial action; provided that the receiving party must attempt to maintain the confidentiality of such Confidential Information by asserting in such action the restrictions set forth in this Agreement, and, promptly after receiving notice of such action or any notice of any threatened action, the receiving party must notify the disclosing party to give the disclosing party the maximum opportunity to seek any other legal remedies to maintain such Confidential Information in confidence as herein provided; or

v. is approved for release by written authorization of the disclosing party.

f. Disclosure of Confidential Information to a party under this Agreement shall not constitute any option, grant, or license from the disclosing party to the receiving party under any Intellectual Property Rights now or hereinafter held by the disclosing party, other than as expressly set forth in this Agreement. The disclosure of Confidential Information to a party hereunder shall not give the receiving party any right to, directly or indirectly, develop, manufacture or sell any product derived from or which uses any of such Confidential Information, other than as expressly set forth in this Agreement.

g. If at any time the receiving party becomes aware of any unauthorized duplication, access, use, possession, or knowledge of any of the disclosing party’s Confidential Information, it shall notify the disclosing party as soon as reasonably practicable.

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h. The terms and conditions of this Agreement shall be treated as Epic’s Confidential Information and Licensee’s Confidential Information; provided that each party may disclose the terms and conditions of this Agreement:

i. to legal counsel;

ii. in confidence, to accountants, banks and financing sources and their advisors;

iii. in confidence, in connection with the enforcement of this Agreement or rights arising under or relating to this Agreement; and

iv. if required, in the opinion of counsel, to file publicly or otherwise disclose the terms of this Agreement under applicable federal and/or state securities or other laws, the disclosing party shall be required to promptly notify the other party such that the other party has a reasonable opportunity to contest or limit the scope of such required disclosure, and the disclosing party shall request, and shall use its best efforts to obtain, confidential treatment for such sections of this Agreement as the other party may designate.

8. TERM. The term of this Agreement shall commence upon the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

9. TERMINATION; DISPOSITION AT TERMINATION.

a. Epic shall have the right to terminate this Agreement immediately, by providing written notice of such election to Licensee, upon the occurrence of any of the following:

i. Licensee is delinquent in making payment of any sum due under this Agreement and continues to be delinquent (1) in the case of the Initial License Fee, for a period of five (5) days after the last day on which such payment is due, (2) in the case of the Support Fee, for a period of ten (10) days after the last day on which such payment is due, or (3) in the case of all other payments, for a period of thirty (30) days after the last day on which such payment is due.

ii. Licensee breaches any of its other obligations hereunder, or any other agreement entered into between Epic or Affiliates of Epic and Licensee.

iii. If during the term of this Agreement, Licensee develops commercial video game engine software which is competitive with the Licensed Technology, or if a controlling interest in Licensee or in an entity which directly or indirectly has a controlling interest in Licensee is transferred to a party that (A) is in breach of any agreement with Epic or an Affiliate of Epic; or

(B) is in litigation with Epic or Affiliates of Epic concerning any proprietary technology or other Epic Intellectual Property Rights or Epic’s Confidential Information. As used in this Section 9(a)(iii), “controlling interest” means, with respect to any form of entity, sufficient power to control the decisions of such entity.

iv. Licensee or any third party owning an equity interest of more than fifty percent (50%) of Licensee shall petition for reorganization, readjustment or rearrangement of its business or affairs under any laws or governmental regulations relating to bankruptcy or insolvency, or is adjudicated bankrupt or if a receiver is appointed for Licensee or such third party, or if Licensee or such third party makes or attempts an assignment for the benefit of creditors, or is unable to meet its or their obligations in the normal course of business as they fall due.

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v. Licensee is dissolved, liquidated, or ceases to do business for any reason.

Licensee shall immediately notify Epic in writing if any of the events or circumstances specified in this Section 9(a) occur.

b. Licensee shall have the right to terminate this Agreement immediately, by providing written notice of such election to Epic, at any time after payment of the Initial License Fee and Support Fee in full.

c. Effect of Termination.

i. With respect to physical copies of the Authorized Products (e.g., DVDs, CDs, etc.), within thirty (30) days of the date of the effective date of termination, Licensee shall provide Epic with an itemized statement, certified to be accurate by an officer of Licensee, specifying the number of unsold Authorized Products, which remain in its inventory and/or under its control at the time of the effective date of termination. Epic shall be entitled to conduct at its expense a physical inspection of Licensee’s inventory upon reasonable written notice during normal business hours in order to ascertain or verify such inventory and inventory statement. With respect to all other copies of the Authorized Products (e.g., Authorized Products available for download), distribution of such Authorized Products shall cease as of the effective date of termination. For the sake of clarity, any non-physical versions of the Authorized Product, such as those made commercially available on-line, shall cease operations and commercialization immediately in connection with termination.

ii. Upon termination and subject to Section 9(c)(iii) below, the licenses and related rights herein granted to Licensee shall immediately terminate in their entirety and revert to Epic, and Licensee shall cease any further use of Epic’s Confidential Information, Epic Trademarks, the Licensed Technology, Derivative Technology, and any Epic Intellectual Property Rights therein, and, subject to the provisions of Section 9(c)(iii) below, Licensee shall have no further right to continue the development, publication, manufacture, marketing, sale or distribution of any units of the Authorized Product, or to continue to use any Epic Trademarks.

iii. Provided that this Agreement is not terminated due to a breach or default of Licensee, Licensee may, upon termination of this Agreement, sell off existing physical inventories of the Authorized Product, on a non-exclusive basis, for a period of ninety (90) days from the date of termination of this Agreement, and provided such inventories have not been manufactured solely or principally for sale during such period. Subsequent to the expiration of such ninety (90) day period, or in the event this Agreement is terminated as a result of any breach or default of Licensee, any and all units of the Authorized Product remaining in Licensee’s inventory shall be destroyed by Licensee within five (5) business days of such expiration or termination, as applicable. Within five (5) business days after such destruction, Licensee shall provide Epic with an itemized statement, certified to be accurate by an officer of Licensee, indicating the number of units of the Authorized Product which have been destroyed (on a title- by-title basis), the location and date of such destruction and the disposition of the remains of such destroyed materials.

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iv. Upon the termination of this Agreement, Licensee shall immediately deliver to Epic, or if and to the extent requested by Epic destroy, all Licensed Technology, all Derivative Technology, and any and all copies thereof, and Licensee and Epic shall, upon the request of the other party, immediately deliver to the other party, or if and to the extent requested by such party destroy, all Confidential Information of the other party, including any and all copies thereof. Within five (5) working days after any such destruction, Licensee or Epic, as applicable, shall provide the other party with an affidavit of destruction and an itemized statement, each certified to be accurate by an officer of Licensee or Epic, as applicable, indicating the number of copies or units of the Licensed Technology, Derivative Technology, or Confidential Information which have been destroyed, the location and date of such destruction and the disposition of the remains of such destroyed materials. In the event that Licensee fails to return the Licensed Technology, Derivative Technology, or Confidential Information and Epic must resort to legal means (including any use of attorneys) to recover the Licensed Technology, Derivative Technology, or Confidential Information or the value thereof, all costs, including Epic’s reasonable attorney’s fees, shall be borne by Licensee, and Epic may, in addition to Epic’s other remedies, withhold such amounts from any payment otherwise due from Epic to Licensee under any agreement between Epic and Licensee.

v. Termination of this Agreement for any reason shall not relieve Licensee of any payment obligation incurred prior to such termination. In the event of the termination of this Agreement, no portion of any payments of any kind whatsoever previously provided to Epic hereunder shall be owed or be repayable to Licensee.

d. In the event the Support Period expires or Support is terminated in accordance with the provisions hereof, neither Epic nor Licensee shall be liable to the other because of such expiration, termination, or failure to renew or extend the Support Period, for any compensation, damages, reimbursements, loss of prospective or anticipated profits based upon any expenditure, investments of capital, leases, licenses, or commitments made by either Epic or Licensee for any reason whatsoever.

e. EPIC AND ITS AFFILIATES SHALL NOT BE LIABLE TO LICENSEE FOR DAMAGES OF ANY KIND INCLUDING DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ON ACCOUNT OF TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER EVEN IF EPIC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. COMPLIANCE WITH LAW. In connection with its obligations hereunder, Licensee agrees to comply with all laws, rules, regulations, orders, decrees, judgments and other governmental acts of the United States of America, and of the Territory in which the Licensed Technology may be licensed, and their political subdivisions, agencies and instrumentalities, that may be applicable to the Licensee, its activities hereunder, or to the Licensed Technology. Epic and Licensee agree to take all such further acts and execute all such further documents as the other party reasonably may request to assist either party in complying with the laws, rules and regulations of the United States of America, the Territory and other countries applicable to either party’s business and its activities hereunder.

11. GENERAL PROVISIONS.

a. Amendment. No modification or amendment of any provision of this Agreement shall be effective unless in writing and signed by both of the parties. Notwithstanding the foregoing, Epic reserves the right to modify its trademark usage and cooperative advertising policies from time to time in accordance with the terms of this Agreement.

b. Notices. All notices or other communications required or desired to be sent to either of the parties shall be in writing and shall be sent by registered or certified mail, postage prepaid, or sent by recognized international courier service, with charges prepaid. The address for all notices or other communications required to be sent to Epic or Licensee, respectively, shall be the mailing address stated in the preamble hereof, or such other address as may be provided by written notice from one party to the other on at least ten (10) days’ prior written notice. Any such notice shall be effective upon the date of actual or tendered delivery, as confirmed by the sending party.

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c. Assignment. Epic has entered into this Agreement based upon the particular reputation, capabilities and experience of Licensee and its officers, directors, and employees. Accordingly, Licensee may not assign this Agreement or any of its rights hereunder, nor delegate or otherwise transfer any of its obligations hereunder, to any third party unless the prior written consent of Epic shall first be obtained; provided, however, that Licensee may assign this Agreement, without such consent, upon a transfer or sale of all or substantially all of its business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets, or otherwise, provided in each case that such assignee delivers to Epic a written instrument, in form and substance reasonably satisfactory to Epic, unconditionally agreeing to be bound by this Agreement. The foregoing notwithstanding, to the extent the licenses granted herein are on a company-wide or unlimited Authorized Product basis, rather than for a single or fixed number of Authorized Products, the license to develop or distribute additional Authorized Products not already commercially released prior to assignment shall immediately terminate upon assignment of this Agreement. For clarity, if Licensee has developed and distributed two Authorized Products prior to a permitted assignment, the assignee may continue to commercially distribute those Authorized Product but the assignee is not permitted to develop or distribute any Authorized Products beyond the two already released. Any attempted or purported assignment, delegation or other such transfer, directly or indirectly, in violation of the foregoing shall be void. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns. Epic shall have the right to assign any and all of its rights and obligations hereunder to any party.

d. Independent Contractors. The relationship between Epic and Licensee, respectively, is that of licensor and licensee. Both parties are independent contractors and are not the legal representative, agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

e. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina, excluding that body of law related to choice of laws, and of the United States of America. Any action or proceeding brought to enforce the terms of this Agreement or to adjudicate any dispute arising hereunder shall be brought in the Superior Court of Wake County, State of North Carolina or the United States District Court for the Eastern District of North Carolina. Each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for purposes of any such action and agrees that any service of process may be effected by delivery of the summons in the manner provided in the delivery of notices set forth in Section 11(b) above. The validity, construction and performance of this Agreement, and the legal relations among the parties to this Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended.

f. Governing Language. The original of this Agreement has been written in English. Licensee waives any right it may have under the law of Licensee’s country to have this Agreement either written in the language of Licensee’s country or in the language of any country in the Territory.

g. Interpretation. All terms used herein in any one gender or number shall mean and include any other gender and number as the facts, context, or sense of this Agreement may require. The section headings used in this Agreement are intended primarily for reference and shall not by themselves determine the construction or interpretation of this Agreement or any portion hereof. References to sections of an agreement refer to sections of this Agreement unless expressly stated otherwise. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation” unless otherwise expressly indicated.

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h. Entire Agreement. This Agreement constitutes the entire agreement between Epic and Licensee and supersedes all prior or contemporaneous agreements, proposals, understandings and communications between Epic and Licensee, whether oral or written, with respect to the subject matter hereof including the Evaluation Agreement between the parties, if any. For clarity, the subject matter of this Agreement shall not be governed by any Unreal® Engine End User License Agreement that Licensee has previously entered into or subsequently enters into with Epic.

i. Waiver. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate or be construed as a waiver of such provision respecting any future event or circumstance.

j. Severability. In the event that any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision (or portion thereof) shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions; provided, however, that if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to either party, the parties shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.

k. Press Release. In Epic’s sole discretion, the parties shall cooperate to jointly draft a press release regarding the existence of their relationship as described in this Agreement and to jointly issue such press release. Each party must approve the press release before it is issued.

l. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory shall be bound until all of the parties named below have duly executed or cause to be duly executed a counterpart of this Agreement. Signatures by facsimile shall be deemed original signatures.

m. Survival. The following Sections of this Agreement shall survive its expiration or termination for any reason: 2(g), 2(j), 3, 4, 5, 6, 7, 8, 9, 10 and 11.

n. Remedies. Unless expressly set forth to the contrary, either party’s election of any remedies provided for in this Agreement shall not be exclusive of any other remedies. Breaches of certain sections of this Agreement would cause significant and irreparable harm to Epic, the extent of which would be difficult to ascertain. Accordingly, in addition to any other remedies including equitable relief to which Epic may be entitled, in the event of a breach by Licensee or any of its employees or contractors of any such sections of this Agreement, Epic shall be entitled to the immediate issuance without bond of ex parte injunctive relief or, if a bond is required under applicable law, on the posting of a bond in an amount not to exceed $50,000, enjoining any breach or threatened breach of any or all of such provisions.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the Effective Date.

MS Gaming Development, LLC		EPIC GAMES INTERNATIONAL S.À R.L. Acting Through Its Swiss Branch

By:	/s/ Dmitry Kozko	By:	/s/ Paul Spiering
Name:	Dmitry Kozko	Name:	Paul Spiering
Title:	CEO	Title:	Branch Manager

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EXHIBIT A.1

To the Unreal Engine 4 License Agreement entered into on August 11, 2020 by and between Epic Games International S.à r.l., acting through its Swiss branch, (“Epic”), and MS Gaming Development, LLC (“Licensee”).

LICENSED TECHNOLOGY:	UNREAL® ENGINE 4

AUTHORIZED PRODUCT: (Working Title OK):	TBD

PROJECTED SHIP DATE	February 26, 2021

NOTICE REQUIREMENT FOR AUTHORIZED PRODUCT:	Licensee must notify Epic of shipping product name and ship date for Authorized Product as soon as that information becomes available, but at least 180 days before Authorized Product publication. Licensee agrees to notify Epic of any ship date changes should the release schedule for the Authorized Product change.

AUTHORIZED PLATFORMS:	PC

REQUIRED TRADEMARK NOTICE:	“Unreal® is a trademark or registered trademark of Epic Games, Inc. in the United States of America and elsewhere”

REQUIRED COPYRIGHT NOTICE:	“Unreal® Engine, Copyright 1998 - 20xx, Epic Games, Inc. All rights reserved.” 20xx = year you release the Authorized Product

REQUIRED LOGO PLACEMENT:	“Unreal Engine” logo on: (i) the physical packaging of the Authorized Product and non-video marketing materials; (ii) within the opening sequence or splash screen of the Authorized Product and related promotional videos; and (iii) in the Authorized Product manual. Licensee agrees that any display of the “Unreal Engine” logo will comply with the logo usage guidelines and logo image files that can normally be found at https://www.unrealengine.com/branding-guidelines-and- trademark-usage or by searching UDN or contacting branding@unrealengine.com for direct assistance.

Licensee Business Contact:		Licensee Technical Contact:

Name:	Roman Yegorov	Name:	Renat Nezametdinov

Title:	Executive Producer	Title:	Head of Moscow Office

Phone:	+1 (305) 409-4149	Phone:	+7 916 219 4368

E-mail:	roman.egorov@motorsport.com	E-mail:	enat.nezametdinov@motorsport.com

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EXHIBIT A.X

[COPY AND PASTE AS NECESSARY TO NOTIFY EPIC OF ALL AUTHORIZED PRODUCTS]

To the Unreal Engine 4 License Agreement entered into on August 11, 2020 by and between Epic Games International S.à r.l., acting through its Swiss branch, (“Epic”), and MS Gaming Development, LLC (“Licensee”).

LICENSED TECHNOLOGY:	UNREAL® ENGINE 4

AUTHORIZED PRODUCT: (Working Title OK):

PROJECTED SHIP DATE

NOTICE REQUIREMENT FOR AUTHORIZED PRODUCT:	Licensee must notify Epic of shipping product name and ship date for Authorized Product as soon as that information becomes available, but at least 180 days before Authorized Product publication. Licensee agrees to notify Epic of any ship date changes should the release schedule for the Authorized Product change.

AUTHORIZED PLATFORMS:

REQUIRED TRADEMARK NOTICE:	“Unreal® is a trademark or registered trademark of Epic Games, Inc. in the United States of America and elsewhere”

REQUIRED COPYRIGHT NOTICE:	“Unreal® Engine, Copyright 1998 - 20xx, Epic Games, Inc. All rights reserved.” 20xx = year you release the Authorized Product

REQUIRED LOGO PLACEMENT:	“Unreal Engine” logo on: (i) the physical packaging of the Authorized Product and non-video marketing materials; (ii) within the opening sequence or splash screen of the Authorized Product and related promotional videos; and (iii) in the Authorized Product manual. Licensee agrees that any display of the “Unreal Engine” logo will comply with the logo usage guidelines and logo image files that can normally be found at https://www.unrealengine.com/branding-guidelines-and- trademark-usage or by searching UDN or contacting branding@unrealengine.com for direct assistance.

Licensee Business Contact:	Licensee Technical Contact:

Name:	Name:

Title:	Title:

Phone:	Phone:

E-mail:	E-mail:

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